EXHIBIT 10.2
FIRST AMENDMENT TO
MARKETING AGREEMENT

THIS FIRST AMENDMENT TO MARKETING AGREEMENT (this “Amendment”), effective as of April 27, 2012 (“the Amendment Effective Date”), is by and between DIAMOND RESORTS CENTRALIZED SERVICES COMPANY (“Diamond”) and QUORUM FEDERAL CREDIT UNION
(“Quorum”)

RECITALS

A.
Diamond and Quorum are parties to that certain Marketing Agreement dated as of April 30, 2010 (as amended, restated or otherwise modified from time to time, the “Marketing Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Marketing Agreement.

B.	Diamond and Quorum wish to amend the Marketing Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree to amend the Marketing Agreement as follows:

1.	Section 4 is hereby deleted in its entirety and the following Section 4 substituted
In its place and stead:
“4. Financing of Diamond’s Timeshare Loan Portfolio
Quorum agrees to initially make available no less than $40 million, and from and after the date hereof, no less than $60 million, to fund purchases of timeshare loans from Diamond pursuant to the terms of a separate loan sale & servicing agreement between Diamond (or an affiliate) and Quorum dated April 30, 2010 (the “Loan Sale and Servicing Agreement”).”
2. Section 9(a) is hereby deleted in its entirety and the following Section 9(a) is hereby
Substituted in its place and stead:

“a)
The term of this agreement shall initially be for two (2) years, and shall automatically be extended thereafter for one (1) year periods, without notice to or by either party; provided, however, either party may terminate this agreement at anytime for any reason with sixty (60) days’ written notice to the other party.”

3.    Representation and Warranties of Diamond and Quorum. Each of Diamond and Quorum represents and warrants that:

a)	The execution, delivery and performance by Diamond and Quorum of this
Amendment are within Diamond’s and Quorum respective powers, have been duly authorized by all necessary organizational action on the part of Diamond and Quorum, and do not and will not contravene
(i) The organizational documents of Diamond and Quorum, (ii) applicable law or (iii) any contractual

Legal restriction binding on or affecting the properties of Diamond or Quorum, respectively.

     (b)    No authorization or approval or other action by and no notice to or filing with,
Any governmental authority or regulatory body is required for the due execution, delivery and performance by Diamond and Quorum of this Amendment, except any order that has been duly obtained and is (x) in full force and effect and (y) sufficient for the purposes hereof.

     (c)    This Amendment is a legal, valid and binding obligation of Diamond and Quorum, respectively, enforceable against Diamond and Quorum, respectively, in accordance with its terms, except as the enforceability thereof may be limited by equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

4.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREEOF, the parties have executed this First Amendment to Marketing Agreement as of the date first above written.

Diamond:

DIAMOND RESORTS CENTRALIZED SERVICES COMPANY

By:    _/s/ David F. Palmer _____________
Name:    __David F. Palmer _______________
Title:    __President/CFO__________________

Quorum:

QUORUM FEDERAL CREDIT UNION

By:    __/s/_Bruno Sementilli ____________
Name:    ___Bruno Sementilli_______________
Title:    ___President/CEO_________________